                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-82497

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 26, 1999)

                                 900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    We are selling 900,000 shares of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol "IBIS." On March 21, 2002, the last reported sales price for our common stock was $13.91.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.

                                                                PER
                                                               SHARE        TOTAL
                                                              --------   -----------
Public offering price.......................................  $13.0000   $11,700,000

Underwriting discount.......................................  $ 0.7475   $   672,750

Proceeds, before expenses, to Ibis Technology...............  $12.2525   $11,027,250

    Delivery of the shares of common stock will be made on or about March 27, 2002, against payment in immediately available funds.

    The underwriter may also purchase up to an additional 100,000 shares of our common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           SOUNDVIEW TECHNOLOGY GROUP

                   Prospectus Supplement dated March 22, 2002

    IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS, "THE COMPANY," "IBIS," "WE," "US," "OUR" AND SIMILAR TERMS REFER TO IBIS TECHNOLOGY CORPORATION.

                            ------------------------

                               TABLE OF CONTENTS

        Prospectus Supplement            Page
        ---------------------          --------
Prospectus Supplement Summary........     S-3
Risk Factors.........................     S-5
Special Note Regarding
  Forward-Looking Statements.........     S-6
Use of Proceeds......................     S-6
Underwriting.........................     S-7
Description of Securities............     S-8
Legal Matters........................     S-8
             Prospectus                  Page
             ----------                --------
The Company..........................       3
Risk Factors.........................       4
Where to Find More Information.......      11
Incorporation of Documents by
  Reference..........................      11
Forward Looking Statements...........      12
Use of Proceeds......................      12
Dividend Policy......................      12
Plan of Distribution.................      12
Description of Securities............      14
Legal Matters........................      14
Experts..............................      14

                            ------------------------

    You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus.

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES, REGARDLESS OF THE DATE OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. YOU SHOULD READ THIS ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS CAREFULLY INCLUDING THE "RISK FACTORS" SECTION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES AND THE OTHER DOCUMENTS INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS.

                          IBIS TECHNOLOGY CORPORATION

    We develop, manufacture and market SIMOX-SOI implantation equipment and wafers for the worldwide semiconductor industry. SIMOX, which stands for Separation by IMplantation of OXygen, is a form of silicon-on-insulator, or SOI, technology that creates an insulating barrier below the top surface of a silicon wafer. Our proprietary oxygen implanters produce SIMOX-SOI wafers by implanting oxygen atoms just below the surface of a silicon wafer to create a very thin layer of silicon dioxide between the thin operating region of the transistor at the surface and the underlying silicon wafer itself. The buried layer of silicon dioxide acts as an insulator for the devices fabricated on the surface of the silicon wafer and reduces the electrical current leakage which otherwise slows integrated circuit performance and increases the loss of power during circuit operation. Through this process our customers can produce integrated circuits which we believe offer significant advantages over circuits constructed on conventional silicon wafers. These advantages include:

    - substantially improved speed for microprocessors and other logic integrated circuits;

    - reduced power consumption;

    - reduced soft error rate; and

    - higher temperature operation.

    We believe these characteristics make SIMOX-SOI wafers, and the finished integrated circuits, well-suited for many commercial applications, including:

    - servers and workstations;

    - portable and desktop computers;

    - wireless communications and battery powered devices such as laptop computers, personal digital assistants and mobile phones;

    - integrated optical components; and

    - harsh environment electronics.

    When we began operations in 1988, much of our revenue was derived from research and development contracts and sales of wafers for military applications. Over the years, there was a shift in revenue to sales of SIMOX-SOI wafers for commercial applications and the nature of our business has evolved through stages where sometimes our revenues primarily resulted from selling wafers for evaluation purposes, and sometimes our revenue was generated primarily from equipment sales. We believe this is a normal path to follow while developing and promoting a fundamental new technology, especially when it relates to the semiconductor industry embracing any change that affects fabrication operations. We believe that we are in the technology rollout stage of our corporate life cycle. Our fundamental SIMOX-SOI technology has been developed, refined, and proven over the last dozen years. Ibis is at a point of introducing the next generation production-worthy SIMOX-SOI, which includes both the recently licensed modified low dose, or MLD, wafer process and the i2000, an oxygen implanter, which is capable of producing eight and twelve inch (or 200 and 300 mm) SIMOX-SOI wafers. We plan to market this implanter as the i2000. In 1999, we commenced a program to design and develop the i2000 and in January 2002, we successfully performed the first implants using this tool. The final steps in the development of the i2000 are expected to be completed during the first half of 2002.

    Ibis has sold SIMOX-SOI wafers to most of the world's leading commercial semiconductor manufacturers and foundries, including Advanced Micro Devices, Fujitsu, Hewlett Packard, Honeywell, IBM, Intel, Mitsubishi Electric, Motorola, National Semiconductor, NEC, Philips, Samsung, Sharp, Texas Instruments, Toshiba, TSMC and UMC. In addition to semiconductor manufacturers, we also sell SIMOX-SOI wafers to several optical components manufacturers, including Bookham Technology, Lightcross, Lucent, NTT and OKI Electric. We have also sold Ibis 1000 oxygen implanters to IBM, Sumitomo Mitsubishi Silicon Corporation, or SUMCO, and Shanghai Institute of Metallurgy, which is part of the Chinese Academy of Sciences.

    We believe that strategic alliances will play an important role in developing a worldwide commercial market for our SIMOX-SOI wafers. We currently have material alliances or agreements with IBM, MEMC Electronic Materials, Inc. and SUMCO.

    We were incorporated in Massachusetts in October 1987 and commenced operations in January 1988. Our executive offices are located at 32 Cherry Hill Drive, Danvers, Massachusetts 01923 and our telephone number is (978) 777-4247. Our web site address is www.ibis.com. The information contained on our web site is not incorporated by reference into this prospectus supplement. We have included our web site address in this prospectus supplement only as an inactive textual reference and do not intend it to be an active link to our web site. Our graphical logo, Advantox and i2000 are our trademarks. This prospectus supplement and the accompanying prospectus may contain trademarks of other companies.

                                  THE OFFERING

Common stock offered by Ibis.................  900,000 shares
Common stock to be outstanding after the
  offering...................................  9,312,238 shares
Use of proceeds..............................  We currently intend to use the net proceeds from this offering to fund capital
                                               expenditures, including at least one
                                               additional i2000 implanter, and for working
                                               capital and other general corporate purposes.
                                               See "Use of Proceeds" on page S-6.
Nasdaq National Market symbol................  IBIS

    The information above is based on the number of shares of common stock outstanding as of March 1, 2002. It does not include:

    - 100,000 shares of common stock that the underwriter has the option to purchase to cover over-allotments;

    - 973,266 shares of common stock issuable upon the exercise of stock options outstanding as of March 1, 2002 at a weighted average exercise price of $19.06 per share;

    - 200,000 shares of common stock issuable upon the exercise of warrants outstanding as of March 1, 2002 at an exercise price of $22.30 per share;

    - 405,355 shares of common stock reserved for future awards under our stock option plans as of March 1, 2002; and

    - 247,719 shares of common stock reserved for future issuance under our 2000 Employee Stock Purchase Plan as of March 1, 2002.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE PURCHASING OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

RISKS RELATED TO THIS OFFERING

MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING.

    We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion in applying the net proceeds and could use them for purposes other than those contemplated at the time of this offering. We cannot assure you that management will choose to spend these proceeds in areas that will benefit our business. In addition, we cannot assure you that management will choose to allocate proceeds in a manner that effectively implements our business strategy.

YOU WILL EXPERIENCE IMMEDIATE DILUTION IN THE BOOK VALUE PER SHARE OF THE COMMON STOCK YOU PURCHASE.

    Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on a public offering price of $13.00 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $7.72 per share in the net tangible book value of the common stock. In addition, we have outstanding options to purchase common stock at an exercise price per share less than the public offering price. To the extent these options are exercised, there will be further dilution to investors in the offering.

ADDITIONAL RISKS RELATED TO OUR BUSINESS, INDUSTRY AND AN INVESTMENT IN OUR
  COMMON STOCK

    See the section titled "Business-Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference into the accompanying prospectus, for a discussion of additional risks associated with our business, our industry and this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" on page S-5 of this prospectus supplement, that may cause our or our industry's actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risks described in the "Risk Factors" section of this prospectus supplement, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in the accompanying prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statements to actual results or if new information becomes available.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from this offering will be approximately $10.9 million, based upon an offering price of $13.00 and after deducting the underwriting discount and estimated offering expenses. If the underwriter exercises its over-allotment option in full, we estimate that the net proceeds will be approximately $12.1 million. We currently intend to use the net proceeds from this offering to fund capital expenditures, including at least one additional i2000 implanter, and for working capital and other general corporate purposes.

    We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

                                  UNDERWRITING

    Upon the terms and subject to the conditions set forth in an underwriting agreement, SoundView Technology Corporation has agreed to purchase from us an aggregate of 900,000 shares of common stock.

    The underwriting agreement provides that the obligation of the underwriter to purchase shares of common stock is subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of common stock are purchased by the underwriter pursuant to the underwriting agreement, all such shares of common stock must so be purchased.

    We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 100,000 additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriter to the extent the option is exercised.

    We estimate that total expenses payable by us in connection with this offering, excluding the underwriting discount set forth on the cover page of this prospectus supplement, will be approximately $140,000.

    We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriter may be required to make in this respect.

    The underwriter proposes to offer the shares of common stock directly to the public at the public offering price on the cover page of this prospectus supplement and to certain dealers at that price less a concession not to exceed $0.41 per share. The underwriter may allow, and these dealers may reallow, a concession not to exceed $0.10 per share to certain other dealers. The underwriter does not intend to confirm any shares to any accounts over which it exercises discretionary control.

    The offering of the shares by this prospectus supplement is made for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriter reserves the right to reject an order for the purchase of shares in whole or in part.

    Ibis and all of our directors and executive officers have agreed not to, for a period of 90 days after the date of this prospectus supplement, without the prior written consent of SoundView Technology Corporation with certain limitations and exceptions, directly or indirectly, offer, sell, contact to sell, grant any option to purchase or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of the common stock.

    In connection with this offering, the underwriter and other persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock.

    Specifically, the underwriter may over-allot in connection with this offering, creating a short position in common stock for its own account. To cover a short position or to stabilize the price of the common stock, the underwriter may bid for, and purchase, shares of common stock in the open market. In addition, the underwriter may bid for, and purchase, shares of common stock in market making transactions. These activities may stabilize or maintain the market price of the common stock above market levels that may otherwise prevail. The underwriter is not required to engage in these activities and may stop any of these activities at any time without notice.

    In connection with this offering, the underwriter and other selling group members or their affiliates may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market making activity by the participants in this offering. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Rule 103 limits the net purchases by a passive market maker on each day to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period. The passive market maker must stop its passive market making transactions for the rest of the day when such a limit is reached. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                           DESCRIPTION OF SECURITIES

    Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.008 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of March 1, 2002, there were 8,412,238 shares of common stock outstanding, held of record by approximately 124 stockholders, and no shares of preferred stock outstanding. As of March 1, 2002, there were outstanding options to purchase 973,266 shares of common stock and outstanding warrants to purchase 200,000 shares of common stock. The holder of these warrants has the right to require us on one occasion to register the shares of common stock issuable upon exercise of the warrants under the Securities Act of 1933, so long as the aggregate price to the public would exceed $500,000. In addition, if we propose to register any equity securities under the Securities Act, other than in connection with an employee benefit plan, a merger or the acquisition of certain other assets or securities, the holder of these warrants is entitled to notice of such registration and is entitled to include the shares of common stock issuable upon exercise of the warrants in the registration.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock. The holders of common stock have no preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of any offering will be fully paid and non-assessable.

                                 LEGAL MATTERS

    Certain legal matters in connection with the legality of the common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for SoundView Technology Corporation by Latham & Watkins, Washington, D.C.

                          IBIS TECHNOLOGY CORPORATION

                        2,000,000 SHARES OF COMMON STOCK

    - We have registered up to 2,000,000 shares of our common stock for sale to the public.

    - We may offer the shares through agents that we designate from time to time or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the shares, their names and any applicable purchase price, fee, commission or discount arrangement between them will be set forth in a supplement to this prospectus. No shares may be sold without delivery of the applicable prospectus supplement.

                            THIS INVESTMENT INVOLVES
                             A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS"
                              BEGINNING ON PAGE 4.

    Our common stock trades on the Nasdaq National Market under the symbol
"IBIS."

    On July 22, 1999, the closing sale price of one share of our common stock as quoted on the NASDAQ National Market was $32.50.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF
                    THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 JULY 26, 1999

    IN THIS PROSPECTUS, "WE", "US", AND "OUR" REFER TO IBIS TECHNOLOGY CORPORATION.

                            ------------------------

                               TABLE OF CONTENTS

                    PROSPECTUS                         PAGE
                    ----------                       --------
The Company........................................      3
Risk Factors.......................................      4
Where to Find More Information.....................     11
Incorporation of Documents by Reference............     11
Forward Looking Statements.........................     12
Use of Proceeds....................................     12
Dividend Policy....................................     12
Plan of Distribution...............................     12
Description of Securities..........................     14
Legal Matters......................................     14
Experts............................................     14

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS.

    YOU MUST ALSO CONSULT THE MORE DETAILED FINANCIAL STATEMENTS, AND NOTES TO FINANCIAL STATEMENTS, INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE RISK FACTORS AS OUTLINED IN THIS PROSPECTUS.

                                  THE COMPANY

    Ibis Technology Corporation develops, manufactures and markets SIMOX-SOI implantation equipment and wafers for the worldwide semiconductor industry. SIMOX, which stands for Separation by IMplantation of OXygen, is a form of silicon-on-insulator, or SOI, technology that creates an insulating barrier below the top surface of a silicon wafer. Our proprietary Ibis 1000 oxygen implanter produces SIMOX-SOI wafers by implanting oxygen atoms just below the surface of a silicon wafer to create a very thin layer of silicon dioxide between the thin operating region of the transistor at the surface and the underlying silicon itself. The layer of silicon dioxide acts as an insulator for the devices etched on the surface of the silicon wafer and reduces the electrical current leakage which otherwise slows chip performance and increases the loss of power during circuit operation. Through this process, our customers can produce integrated circuits which we believe offer significant advantages over circuits constructed on conventional silicon wafers, which advantages include:

    - improved microprocessing speed,

    - reduced power consumption, and

    - higher temperature operation.

    These characteristics make SIMOX-SOI wafers, and the finished integrated circuits, well-suited for many commercial applications, including:

    - servers and workstations,

    - portable and desktop computers,

    - wireless communications devices, such as laptop computers, personal digital assistants and mobile phones,

    - integrated optical components, and

    - automotive electronics.

    Ibis was incorporated in Massachusetts on October 7, 1987 and commenced operations in January 1988. Our executive offices are located at 32 Cherry Hill Drive, Danvers, Massachusetts 01923 and our telephone number is (978) 777-4247.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS.

    THE COMMERCIAL MARKET FOR SIMOX-SOI TECHNOLOGY IS STILL DEVELOPING AND MAY NEVER FULLY DEVELOP. The sources of our revenue have shifted from primarily research and development contracts and sales of SIMOX-SOI wafers for military applications to primarily sales of SIMOX-SOI wafers for commercial applications and sales and support of oxygen implantation equipment. To date, most customers who have purchased our SIMOX-SOI wafers in the commercial field have done so for the purpose of characterizing and evaluating the wafers and developing prototypes. We are aware of five commercial manufacturers that are using SIMOX-SOI wafers in low volume production for a limited number of products. The performance advantages of SIMOX-SOI wafers may never be realized commercially and a commercial market for SIMOX-SOI wafers may never fully develop. A significant difference of opinion exists between major semiconductor manufacturers as to the relative advantages of SIMOX technology. The failure of IBM Corporation to adopt SIMOX-SOI technology would adversely affect, and may prevent, the widespread adoption of this technology by others.

    WE RELY HEAVILY ON SALES TO CERTAIN SIGNIFICANT CUSTOMERS. We derive a large portion of our sales from certain significant customers. The loss of one or more of these major customers and our failure to obtain other sources of revenue could have a material adverse impact on our business. The following table sets forth, in thousands of dollars, the amount of revenue derived from our significant customers during the fiscal years ended 1996, 1997 and 1998 and the first quarter of 1999, as well as the percent of our revenue represented by these customers' purchases:

CUSTOMER                                     1996     PERCENT      1997     PERCENT      1998     PERCENT     1999*     PERCENT
--------                                   --------   --------   --------   --------   --------   --------   --------   --------
IBM......................................   $5,768       61%       $538         8%      $7,905       51%      $2,820       63%
Mitsubishi...............................      400        4%        581         9%       4,419       29%         650       15%
Motorola.................................      534        6%        856        13%         607        4%         203        5%

------------------------

*   First quarter

    The increases in sales to IBM in 1996 and 1998 and to Mitsubishi in 1998 resulted primarily from the sale of a total of four units of Ibis 1000 oxygen implanter equipment at a sale price of approximately $4,000,000 each.

    COMPETITORS AND COMPETING TECHNOLOGIES MAY RENDER SOME OR ALL OF OUR PRODUCTS OR FUTURE PRODUCTS NONCOMPETITIVE OR OBSOLETE. The semiconductor industry is highly competitive and has been characterized by rapid and significant technological advances. A number of established semiconductor and materials manufacturers, including certain of our customers, have expended significant resources in developing improved wafer substrates. Our competitors or others, many of which have substantially greater financial, technical and other resources than we do, may succeed in developing technologies and products that are equal to or more effective than any which we are developing, which would render our technology obsolete or noncompetitive. In addition to competition from other manufacturers of SIMOX-SOI wafers, we face competition from manufacturers using bulk silicon and epitaxial wafer technology, compound materials technology such as silicon-germanium, gallium-arsenide and indium phosphide and SOI technology other than SIMOX technology. Although we believe that SIMOX-SOI wafers offer integrated circuit performance advantages, semiconductor manufacturers may develop improvements to existing bulk silicon or epitaxial wafer technology, and competing compound materials or SOI technologies may be more successfully developed, which would eliminate or diminish the performance advantages of SIMOX-SOI wafers. Although we are aware of only one other company manufacturing oxygen implant equipment, other major semiconductor implant equipment manufacturers could develop a less expensive oxygen implanter with superior technology. Our ability to compete with other manufacturers of semiconductor implanters, SIMOX wafers and manufacturers of competing SOI wafers, as well as with bulk silicon, epitaxial and compound materials wafer manufacturers, will depend on numerous factors within and outside our control, including:

    - the success and timing of our product introductions and those of our competitors,

    - product distribution,

    - customer support,

    - sufficiency of funding available to us, and

    - the price, quality and performance of competing products and technologies.

    SINCE TECHNOLOGY IN THE SEMICONDUCTOR INDUSTRY RAPIDLY CHANGES, WE MUST CONTINUALLY IMPROVE EXISTING PRODUCTS, DESIGN AND SELL NEW PRODUCTS AND MANAGE THE COSTS OF RESEARCH AND DEVELOPMENT IN ORDER TO COMPETE EFFECTIVELY. We compete in markets characterized by rapid technological change, evolving industry standards and continuous improvements in products and required customer specifications. Due to the constant changes in our markets, our future success depends on our ability to improve our manufacturing processes, tools and products. For example, our oxygen implanter must remain competitive on the basis of cost of ownership, process performance and evolving customer needs. To remain competitive we must continually introduce oxygen implanters with higher capacity, better production yields and the ability to process larger wafer sizes.

    The commercialization of new products involves substantial expenditures in research and development, production and marketing. We may be unable to successfully design or manufacture these new products and may have difficulty penetrating new markets.

    Because it is generally not possible to predict the amount of time required and the costs involved in achieving certain research, development and engineering objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our business may be materially and adversely affected if:

    - We are unable to improve our existing products on a timely basis,

    - Our new products are not introduced on a timely basis,

    - We incur budget overruns or delays in our research and development efforts, or

    - Our new products experience reliability or quality problems.

    OUR SIMOX-SOI WAFER PRODUCTS ARE DIFFICULT TO MANUFACTURE AND SMALL MANUFACTURING DEFECTS CAN ADVERSELY AFFECT OUR CUSTOMERS' AND OUR OWN PRODUCTION YIELDS AND OUR OPERATING RESULTS. The manufacture of our SIMOX-SOI wafers is a highly complex and precise process. SIMOX-SOI wafer production requires a tightly controlled, clean environment. Very small impurities in our manufacturing materials or process, contamination of the manufacturing environment and/or equipment failures can cause a large percentage of wafers to be rejected or can adversely affect our customers' manufacturing yields of their integrated circuits. Our customers or we may experience problems in achieving an acceptable yield in the manufacture of SIMOX-SOI wafers, and the risk of encountering difficulties increases as we transition to new manufacturing methods or more exacting customer specifications. In the past, we have experienced difficulties in meeting evolving customer specifications which have led to delayed SIMOX-SOI wafer shipments and/or increased production costs.

    THE MANUFACTURING AND CUSTOMER QUALIFICATION PROCESS FOR OUR IMPLANTERS IS COMPLEX, LENGTHY AND COSTLY. In the semiconductor industry customers regularly require equipment manufacturers to qualify the equipment at the customer's site. The time required to customer qualify an implanter at a customer's site is very difficult to predict because the qualification process for each of our implanters is complex, lengthy and costly. The manufacturing and qualification process for each implanter requires us to construct and customer qualify the machine at our premises, disassemble the machine for transportation, and reassemble and requalify it at the customer's premises. During this qualification period, we invest significant resources and dedicate substantial production and technical personnel to achieve acceptance of the implanter. Each customer will not accept the implanter until it has successfully produced wafers to exact specifications at the customer's premises. Even very small differences in the customer's environment or initially imperceptible changes that may occur to the implanter during the transportation to and reassembly of the implanter at the customer's site can cause a large percentage of wafers produced by the implanter to be rejected, which would delay the acceptance of the implanter by the customer. Historically we have experienced delays in achieving customer acceptance. Delays or difficulties in our manufacturing and qualification process could increase manufacturing and warranty costs and adversely affect our relationships with our customers. Historically it takes approximately nine months to build, ship and obtain customer acceptance of our Ibis 1000 implanters at our site.

    SINCE WE USE THE PERCENTAGE OF COMPLETION METHOD FOR RECOGNIZING REVENUE ON THE SALE OF OUR OXYGEN IMPLANTER EQUIPMENT, WE MAY HAVE TO REVERSE REVENUE THAT HAS BEEN RECOGNIZED. When we receive a contract or purchase order from a customer for equipment, we recognize revenue using the percentage of completion method, which means that as we complete each milestone in the manufacture of the equipment, another portion of the sale price of the equipment is recorded as revenue and the corresponding costs are recorded. If we commit a material breach or default on the contract and do not cure such breach or event of default, the customer may terminate the contract. If that happens we would be required to reimburse all monies paid by the customer and reverse the revenue recognized to date, which could have a material adverse effect on our business.

    WE HAVE ONLY RECEIVED ORDERS FOR A SMALL QUANTITY OF OUR OXYGEN IMPLANTER EQUIPMENT. Over a period of four years we have only received purchase orders for a total of six oxygen implanters at an average sale price of approximately $4,000,000 each. We do not expect to be able to sell more than a limited number of implanters in the near future. The delay in the manufacture or delivery of one unit would have a material adverse effect on our quarterly or annual results of operations.

    THE LOSS OF KEY MEMBERS OF OUR SCIENTIFIC AND MANAGEMENT STAFF COULD DELAY AND MAY PREVENT THE ACHIEVEMENT OF OUR RESEARCH, DEVELOPMENT AND BUSINESS OBJECTIVES. Our Chief Executive Officer, Martin J. Reid, and approximately four current officers and key members of our scientific staff are responsible for areas such as product development and improvements, and process improvements research, which are important to our specialized scientific business. The loss of, and failure to promptly replace, any member of this group could significantly delay and may prevent the achievement of our research, development and business objectives. While we have entered into an employment agreement with our Chief Executive Officer, under certain circumstances he may be able to terminate his employment with us. Furthermore, although our employees are subject to certain confidentiality and non-competition obligations, our key personnel may become employed by a competitor.

    OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE VOLATILE. During 1998 our stock price has ranged from a high of $13.75 to a low of $7.25 and from January 1, 1999 to June 30, 1999 our stock price has ranged from a high of $33.50 to a low of $9.88. Factors contributing to such volatility include:

    - quarter-to-quarter variations in our revenues and earnings,

    - difficulty in forecasting future results,

    - announcements or introductions of technological innovations,

    - new products or new prices for us or our competitors, customers or suppliers,

    - the timing of receipt of orders from major customers,

    - product mix,

    - product obsolescence,

    - shifts in customer demand,

    - our ability to manufacture and ship products on a cost-effective and timely basis,

    - our development and introduction of new production Ibis 1000 implanters,

    - market acceptance of new and enhanced versions of our products or implanters,

    - the cyclical nature of the semiconductor industry,

    - the evolving and unpredictable nature of the markets for the products incorporating our SIMOX-SOI wafers,

    - the amount of research and development expenses associated with new or enhanced products or implanters, and

    - the availability of government funding.

    WE HAVE SIGNIFICANT LOSSES AND MAY NEVER BE ABLE TO SUSTAIN
PROFITABILITY. We have experienced net losses of $840,116 for 1996, $3,937,456 for 1997 and $1,165,960 for 1998 and at March 31, 1999 we had an accumulated deficit of $15,809,908. Net losses may continue for the foreseeable future. Although we have had profitable quarters from time to time, we may not be able to achieve sustained profitability.

    WE MAY NOT BE ABLE TO SUCCESSFULLY PRODUCE OUR PRODUCTS ON A
LARGE-SCALE. We have limited manufacturing experience and have only manufactured limited quantities of SIMOX-SOI wafers and Ibis 1000 oxygen implanters for low volume production. To be successful, our products must be manufactured in commercial quantities, at acceptable costs. We may not be able to make the transition to high volume commercial production successfully. Future production in commercial quantities may create technical and financial challenges for us. We currently use two Ibis 1000 oxygen implanters for the production of wafers, one of which was funded by Motorola Corporation and must first be used to serve Motorola's production requirements until the agreement expires on December 31, 2000. We are currently constructing one additional Ibis 1000 implanter for internal wafer production and will construct additional implanters as we need additional capacity to meet demand. Any difficulty or delay in constructing additional Ibis 1000 implanters could have a material adverse effect on our business.

    WE MAY NOT BE ABLE TO USE ALL OF OUR EXISTING OR FUTURE MANUFACTURING CAPACITY AT A PROFITABLE LEVEL. We have spent, and expect to continue to spend, large amounts of money to upgrade and increase our wafer fabrication, assembly and test manufacturing capacity. Because a significant portion of our expenses is fixed, if we end up not needing this capacity and capability for any of a variety of reasons, including inadequate demand or a significant shift in the mix of product orders making our existing capacity and capability inadequate or in excess of our actual needs, our fixed costs per wafer produced will increase, which would adversely affect us. At times we may also have the capacity to produce more oxygen implantation machines than we have orders for at such times. During such idle time we would continue to be responsible for the fixed costs for maintaining personnel and space for such production, which could have a material adverse effect on our business.

    WE MAY NOT SUCCESSFULLY FORM OR MAINTAIN DESIRABLE STRATEGIC ALLIANCES. We may need to form alliances with strategic partners for the manufacturing, marketing and distribution of our products. We may enter into these strategic alliances to satisfy customer demand and to address possible customer concerns regarding our being a sole source supplier. The limited number of reliable sources of supply other than Ibis may adversely affect or delay the integration of SIMOX-SOI wafers in mainstream commercial applications. In July 1994, we entered into a business development agreement with Mitsubishi Materials, under which Mitsubishi markets and sells our SIMOX-SOI wafers in Japan. In September 1995 we entered into a strategic business development agreement with Motorola Corporation to fund capacity expansion. We may not be successful in maintaining such alliances or in forming and maintaining other alliances, including satisfying our contractual obligations with our strategic partners, and our partners may not devote adequate resources to manufacture, market and distribute these products successfully or may attempt to compete with us.

    WE MAY HAVE DIFFICULTY OBTAINING THE MATERIALS AND COMPONENTS NEEDED TO PRODUCE OUR PRODUCTS. Due to the increasing demand in the semiconductor industry for silicon wafers, we may not be able to purchase an adequate supply of such silicon wafers for manufacture of our products at or near current prices, if at all. Any shortages in the availability of silicon wafers or a significant increase in the price of silicon wafers could have a material adverse effect on our business. We manufacture our Ibis 1000 oxygen implanters from standard components and from components manufactured in-house or by other vendors according to our design specifications. Although we have not experienced any significant production delays due to the unavailability of or delay in obtaining our component parts or raw materials to date, a disruption or termination of certain of our vendors may occur. Any such disruption or termination could have a material adverse effect on our business.

    WE MAY NEED SUBSTANTIAL ADDITIONAL CAPITAL IN THE FUTURE. We have invested, and intend to continue to invest, in facilities and state-of-the-art equipment in order to increase our research, development and manufacturing capabilities. Changes in technology or sales growth beyond currently established capabilities would require further investment. As a result, we expect that we may need to raise substantial additional capital in the future in order to finance expansion of our manufacturing capacity and our research and development programs. Additional capital may not be available on acceptable terms, if at all. We have previously financed our working capital requirements through:

    - debt and equity financings, including warrant and option exercises,

    - equipment lines of credit,

    - a working capital line of credit,

    - a term loan,

    - sale-leaseback arrangements,

    - collaborative relationships,

    - wafer product and equipment sales, and

    - government contracts.

    WE MAY NOT BE ABLE TO PROTECT OUR PATENTS AND PROPRIETARY TECHNOLOGY. Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technology. Although we have been awarded or have filed applications for a number of patents in the United States and foreign countries, those patents may not provide meaningful protection, or pending patents may not be issued. Our competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with our ability to make and sell our products or intentionally infringe on our patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to us. In addition, there is an inherent unpredictability regarding obtaining and enforcing patents. An adverse outcome in the defense of a patent suit could:

    - subject us to significant liabilities to third parties,

    - require disputed rights to be licensed from third parties, or

    - require us to cease selling our products.

    We also rely in large part on unpatented proprietary technology and others, including strategic partners, may independently develop the same or similar technology or otherwise obtain access to our proprietary technology. To protect our rights in these areas, we currently require all of our employees to enter into confidentiality agreements. However, these agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

    Others may claim that our technology infringes on their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend and may divert management's attention and resources. If successful, they could also require us to enter into costly royalty or licensing agreements. A successful claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

    SALES OF SHARES ELIGIBLE FOR FUTURE SALE MAY REDUCE THE MARKET PRICE OF OUR STOCK. Sales of substantial amounts of our common stock in the public markets could have an adverse effect on the price of our common stock. As of June 30, 1999 we had 7,004,081 shares of common stock outstanding, of which 6,725,278 shares are freely tradable without restriction or further registration under the Securities Act of 1933. All of the remaining 278,803 shares of common stock are or will become eligible for sale under Rules 144, 144(k) and 701 or pursuant to our registration statement on Form S-8. The holders of up to approximately 142,146 shares of common stock and warrants exercisable into 39,655 shares of common stock are entitled to certain registration rights with respect to their shares. If these holders, by exercising their registration rights, cause their shares to be registered and sold in the public market, the sales may have an adverse effect on the price for our common stock.

    IF WE DO NOT COMPLY WITH ALL APPLICABLE ENVIRONMENTAL REGULATIONS, WE COULD BE SUBJECT TO FINES AND OTHER SANCTIONS. We are subject to a variety of federal, state and local environmental regulations related to the storage, treatment, discharge or disposal of chemicals used in our operations and exposure of our personnel to occupational hazards. Although we believe that we have all permits necessary to conduct our business, the failure to comply with present or future regulations could result in fines being imposed on us, suspension of production or a cessation of operations. Our future activities may result in our being subject to additional regulations. Such regulations could require us to acquire significant equipment or to incur other substantial expenses to comply with regulations. Our failure to control the use of, or to restrict adequately the discharge of, hazardous substances or properly control other occupational hazards could subject us to substantial financial liabilities.

    CERTAIN ANTI-TAKEOVER PROVISIONS IN OUR CHARTER COULD REDUCE THE VALUE OF OUR COMMON STOCK. Our restated articles of organization and restated by-laws contain certain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for Ibis. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

    WE MAY ISSUE SHARES OF PREFERRED STOCK. We have reserved for issuance up to 2,000,000 shares of preferred stock. Shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

    IF WE ISSUE ADDITIONAL SHARES OF EQUITY SECURITIES, THE VALUE OF THOSE SHARES OF COMMON STOCK THEN OUTSTANDING MAY BE DILUTED. To the extent that we raise additional capital by issuing equity securities at a price or a value per share less than the then current price per share of common stock, the value of the shares of common stock then outstanding will be diluted or reduced. At present we have a substantial number of shares of common stock that are issuable upon the exercise of outstanding warrants and stock options.

    OUR COMPUTER SYSTEM COULD FAIL WHEN THE YEAR CHANGES TO 2000. We have evaluated our internal software and products for Year 2000 concerns and, based on it, we believe that our principal information systems and products either currently correctly define the year 2000 or will be upgraded to be Year 2000 compliant and thus, the impact of the Year 2000 issue will have no material effect on our business. To the extent that our assessment is completed and non-compliant systems operated by us or by third parties are not identified, the Year 2000 issue could have a material adverse effect on our operations. We could experience delays in the manufacturing of wafers or the building of equipment. The severity of these possible problems would depend on the nature of the problem and how quickly it could be corrected or an alternate implemented, which is unknown at this time.

    Based on currently available information, we do not believe that the Year 2000 issue will have a material effect on our internal information systems or operations. In the future, however, we may identify non-compliant systems or other problems related to the Year 2000 issue which may have a material adverse effect on our business. In addition, a supplier or another third party may not be Year 2000 compliant on a timely basis, which could have a material adverse effect on our business.

                         WHERE TO FIND MORE INFORMATION

    We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a copying fee. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room operations. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

    This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of our shares of common stock. The documents we are incorporating by reference are:

    - Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 28, 1999;

    - Definitive Proxy Statement, filed on April 9, 1999;

    - Current Report on Form 8-K, filed on January 29, 1999;

    - Current Report on Form 8-K, filed on February 26, 1999;

    - Current Report on Form 8-K, filed on May 6, 1999;

    - Current Report on Form 8-K, filed on July 23, 1999;

    - Quarterly Report on Form 10-Q, for the quarter ended March 31, 1999, filed on May 11, 1999; and

    - The description of the common stock contained in our Registration Statement on Form 8-A (File No. 1-13078) filed with the SEC on May 6, 1994, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings at no cost by writing or telephoning our chief financial officer at the following address and number:

    Ibis Technology Corporation
    32 Cherry Hill Drive
    Danvers, Massachusetts 01923
    (978) 777-4247

    This prospectus is part of a Registration Statement we filed with the SEC. You should rely on the information incorporated by reference provided in this prospectus and the Registration Statement.

                           FORWARD LOOKING STATEMENTS

    We also caution you that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations and embody statements in which we use words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," or similar expressions.

    Forward-looking statements necessarily involve risks and uncertainties, including those set forth in the Risk Factors section and elsewhere in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements. The factors set forth in the Risk Factors sections and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                                USE OF PROCEEDS

    We currently intend to use the net proceeds from the sale of our common stock to fund research and development, capital expenditures, working capital and for other general corporate purposes. Depending on our circumstances at the time any or all of the net proceeds from such sales become available, if at all, we reserve the right to use such net proceeds for purposes other than those set forth above.

                                DIVIDEND POLICY

    We have never declared or paid dividends on our common stock. We presently intend to retain earnings for use in our business and therefore we do not intend to declare or pay such dividends in the foreseeable future.

                              PLAN OF DISTRIBUTION

    Any of the shares being offered under this prospectus may be sold in any one or more of the following ways from time to time:

    - through agents,

    - to or through underwriters,

    - through dealers, and

    - directly by us to purchasers.

    The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Offers to purchase shares may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the shares under this prospectus will be named, and any commissions payable by us to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the shares so offered and sold.

    If shares are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the shares. If underwriters are used in the sale of any shares in connection with this prospectus, those shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us at the time of sale. Shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of shares, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of these shares will be obligated to purchase all such shares if any are purchased.

    We may grant to the underwriters options to purchase additional shares, to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If we grant any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement for these shares.

    If a dealer is utilized in the sale of the shares in respect of which this prospectus is delivered, we will sell these shares to the dealer as principal. The dealer may then resell such shares to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the shares so offered and sold. The name of the dealer and the terms of transaction will be set forth in the prospectus supplement relating to those offers and sales.

    Offers to purchase shares may be solicited directly by us and those sales may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those shares. The terms of any sales of this type will be described in the prospectus supplement.

    If so indicated in a related prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase shares from us at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of shares pursuant to delayed delivery contracts accepted by us.

    Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

    Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us in the ordinary course of our business.

                           DESCRIPTION OF SECURITIES

    Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.008 per share, and 2,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

    As of June 30, 1999, there were 7,004,081 shares of common stock outstanding, held of record by approximately 126 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock. The holders of common stock have no preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of any offering will be fully paid and non-assessable.

                                 LEGAL MATTERS

    Certain legal matters in connection with the legality of the common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

    The balance sheets of the Company as of December 31, 1998 and 1997 and the statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, and related schedule, have been incorporated by reference in this Prospectus and Registration Statement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

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